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                                                                Exhibit 99(a)



                MAN-GLENWOOD LEXINGTON ASSOCIATES PORTFOLIO, LLC


                     (A Delaware Limited Liability Company)











                       LIMITED LIABILITY COMPANY AGREEMENT

                         Dated as of September 24, 2002







                             123 North Wacker Drive
                                   28th Floor
                             Chicago, Illinois 60606
                                 (312) 443-8400
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                                TABLE OF CONTENTS

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ARTICLE I: DEFINITIONS

ARTICLE II: ORGANIZATION; ADMISSION OF MEMBERS

     2.1 Formation of Limited Liability Company

     2.2 Name

     2.3 Principal and Registered Office

     2.4 Duration

     2.5 Business of the Portfolio Company

     2.6 Board of Managers

     2.7 Members

     2.8 Initial Contribution

     2.9 Both Managers and Members

     2.10 Limited Liability

ARTICLE III: MANAGEMENT

     3.1 Management and Control

     3.2 Actions by the Board of Managers

     3.3 Meetings of Members

     3.4 Custody of the Portfolio Company's Assets

     3.5 Other Activities of Members and Managers

     3.6 Duty of Care

     3.7 Indemnification

     3.8 Fees, Expenses and Reimbursement

ARTICLE IV: TERMINATION OF STATUS OF ADVISER AND MANAGERS,
TRANSFERS AND REPURCHASES

     4.1 Termination of Status of a Manager
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     4.2 Removal of the Managers

     4.3 Transfer of Interests of Members

     4.4 Repurchase of Interests

ARTICLE V: CAPITAL

     5.1 Contributions to Capital

     5.2 Rights of Members to Capital

     5.3 Capital Accounts

     5.4 Allocation of Net Profit and Net Loss; Allocation of Offering Costs

     5.5 Reserves

     5.6 Tax Allocations

     5.7 Distributions

     5.8 Withholding

ARTICLE VI: DISSOLUTION AND LIQUIDATION

     6.1 Dissolution

     6.2 Liquidation of Assets

ARTICLE VII: ACCOUNTING, VALUATIONS, AND BOOKS AND RECORDS

     7.1 Accounting and Reports

     7.2 Determinations by the Board of Managers

     7.3 Valuation of Assets

ARTICLE VIII: MISCELLANEOUS PROVISIONS

     8.1 Amendment of Limited Liability Company Agreement

     8.2 Special Power of Attorney

     8.3 Notices

     8.4 Agreement Binding Upon Successors and Assigns

     8.5 Applicability of 1940 Act and Form N-2
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     8.6 Choice of Law

     8.7 Not for Benefit of Creditors

     8.8 Consents

     8.9 Merger and Consolidation

     8.10 Pronouns

     8.11 Confidentiality

     8.12 Certification of Non-Foreign Status

     8.13 Severability

     8.14 Filing of Returns

     8.15 Tax Matters Partner

     8.16 Section 754 Election

     8.17 Use of Names "Man," "Glenwood," "Man-Glenwood" and "Lexington"
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                MAN-GLENWOOD LEXINGTON ASSOCIATES PORTFOLIO, LLC
                       LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT of Man-Glenwood Lexington Associates Portfolio, LLC (the "Portfolio Company") is dated as of September 24, 2002 by and among Frank C. Meyer and John Kelly as the Managers, Lexington Associates I L.P., as the initial Member, and those persons hereinafter admitted as Members.

WHEREAS, the Portfolio Company has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act pursuant to an initial Certificate of Formation (the "Certificate") dated and filed with the Secretary of State of Delaware on September 24, 2002;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:


                             ARTICLE I: DEFINITIONS

For purposes of this Agreement:

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"ADVISERS ACT" - The Investment Advisers Act of 1940 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.

"AFFILIATE" - An affiliated person of a person as such term is defined in the 1940 Act.

"AGREEMENT" - This Limited Liability Company Agreement, as amended from time to time.

"BOARD" - The Board of Managers established pursuant to Section 2.6.

"CAPITAL ACCOUNT" - With respect to each Member, the capital account established and maintained on behalf of each Member pursuant to Section 5.3.

"CERTIFICATE" - The Certificate of Formation of the Portfolio Company and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

"CLOSING DATE" - The first date on or as of which a person other than Glenwood is admitted to the Portfolio Company as a Member.

"CODE" - The United States Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time, or any successor law.

"DELAWARE ACT" - The Delaware Limited Liability Company Act as in effect on the date hereof and as amended from time to time, or any successor law.

 "FISCAL PERIOD" - The period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

     (1)  the last day of a Fiscal Year;

     (2)  the last day of a Taxable Year;

     (3) the day preceding any day as of which a contribution to the capital of the Portfolio Company is made pursuant to Section 5.1;

     (4) any day on which the Portfolio Company repurchases any Interest (or portion thereof) of any Member; or

     (5) any day (other than one specified in clause (2) above) as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Member, other than an amount to be credited to or debited against the Capital Accounts of all Members in accordance with their respective Interests.

"FISCAL YEAR" - The period commencing on the Closing Date and ending on March 31, 2003, and thereafter each period commencing on April 1 of each year and ending on

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March 31 of each year (or on the date of a final distribution pursuant to
Section 6.2 hereof), unless and until the Board shall elect another fiscal year for the Portfolio Company.

"FORM N-2" - the Portfolio Company's Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

"GLENWOOD" - Glenwood Capital Investments, L.L.C., a limited liability company organized under Illinois law.

"INDEPENDENT MANAGERS" - Those Managers who are not "interested persons" of the Portfolio Company as such term is defined by the 1940 Act.

"INITIAL MANAGERS" - Frank C. Meyer and John Kelly, the persons who directed the formation of the Portfolio Company and served as initial Managers.

"INTEREST" means the entire limited liability company interest (as defined in the Delaware Act) in the Portfolio Company at any particular time of a Member or other person to whom an Interest or portion thereof has been transferred pursuant to this Agreement, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act.

"INVESTMENT FUNDS" - Investment funds in which the Portfolio Company's assets are invested.

"INVESTMENT MANAGERS" - The organizations that manage and direct the investment activities of Investment Funds or are retained to manage and invest designated portions of the Portfolio Company's assets.

"MANAGER" - An individual designated as a manager of the Portfolio Company pursuant to the provisions of Section 2.6 of the Agreement and who serves on the Board of the Portfolio Company.

"MEMBER" - Any person who shall have been admitted to the Portfolio Company as a member (including any Manager in such person's capacity as a member of the Portfolio Company but excluding any Manager in such person's capacity as a Manager of the Portfolio Company) until the Portfolio Company repurchases the entire Interest of such person pursuant to Section 4.4 hereof (or otherwise distributes the entire value of such Interest to such person) or a substituted member or members are admitted with respect to any such person's Interest as a member pursuant to Section 4.3 hereof; such term includes Glenwood or an Affiliate of Glenwood to the extent Glenwood (or such Affiliate) makes a capital contribution to the Portfolio Company and shall have been admitted to the Portfolio Company as a member.

"NET ASSETS" - The total value of all assets of the Portfolio Company, less an amount equal to all accrued debts, liabilities and obligations of the Portfolio Company, calculated before giving effect to any repurchases of Interests. The Net Assets of the Portfolio Company will be computed as of the close of business on the last day of each Fiscal Period. In computing Net Assets, the Portfolio Company will value its interests in the

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Investment Funds at the respective net asset values provided by the Investment
Funds to the Portfolio Company, subject to the Board's review to assure that such values reflect fair value. Other securities and assets of the Portfolio Company will be valued at market value, if market quotations are readily available, or will be valued at fair value as determined in good faith by the Board or in accordance with procedures adopted by the Board. Expenses of the Portfolio Company and its liabilities (including the amount of any borrowings) are taken into account for purposes of computing Net Assets.

 "NET PROFIT OR NET LOSS" - The amount by which the Net Assets as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Portfolio Company, as of the close of business on the Closing
Date).

"1940 ACT" - The Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

"PORTFOLIO COMPANY" - The limited liability company governed hereby, as such limited liability company may from time to time be constituted.

"SECURITIES" - Securities (including, without limitation, equities, debt obligations, options, and other "securities" as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation or currency, or commodity, all types of derivative instruments and financial instruments and any contracts based on any index or group of securities, debt obligations or currencies, or commodities, and any options thereon.

"TAXABLE YEAR" - The period commencing on the Closing Date and ending on December 31, 2002, and thereafter each period commencing on January 1 of each year and ending on December 31 of each year, unless and until the Board shall elect another taxable year for the Portfolio Company.

"TRANSFER" - The assignment, transfer, sale, encumbrance, pledge, or other disposition of any Interest or portion thereof, including any right to receive any allocations and distributions attributable to an Interest.

 "VALUATION DATE" - The date as of which the Portfolio Company values Interests for purposes of determining the price at which Interests are to be purchased by the Portfolio Company pursuant to an offer made by the Portfolio Company pursuant to Section 4.4 hereof.


                 ARTICLE II: ORGANIZATION; ADMISSION OF MEMBERS

2.1 FORMATION OF LIMITED LIABILITY COMPANY

The Portfolio Company has been formed as a limited liability company at the direction of the Initial Managers who authorized the filing of the Certificate, which actions are hereby ratified by the execution of this Agreement. The Board shall execute and file in accordance with the Delaware Act any amendment to the Certificate and shall execute and file with

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applicable governmental authorities any other instruments, documents, and certificates that, in the opinion of the Portfolio Company's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Portfolio Company shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Portfolio Company.

2.2 NAME

The Portfolio Company's name shall be "Man-Glenwood Lexington Associates Portfolio, LLC" or such other name as the Board may hereafter adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) taking such other actions as may be required by law.

2.3 PRINCIPAL AND REGISTERED OFFICE

The Portfolio Company shall have its principal office at 123 N. Wacker Drive, 28th Floor, Chicago, Illinois 60606, or at such other place designated from time to time by the Board.

The Portfolio Company shall have its registered office in Delaware at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and shall have Corporation Service Company as its registered agent for service of process in Delaware, unless a different registered office or agent is designated from time to time by the Board.

2.4 DURATION

The term of the Portfolio Company commenced on the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Portfolio Company is dissolved pursuant to Section 6.1 hereof.

2.5 BUSINESS OF THE PORTFOLIO COMPANY

(a) The business of the Portfolio Company is, either directly or indirectly, through one or more other pooled investment vehicles, to purchase, sell (including short sales), invest, and trade in Securities, on margin or otherwise, and to engage in any financial or derivative transactions relating thereto or otherwise. The Portfolio Company may execute, deliver, and perform all contracts, agreements, subscription documents, and other undertakings and engage in all activities and transactions as may in the opinion of the Board be necessary or advisable to carry out its objective or business.

(b) The Portfolio Company shall operate as a closed-end, non-diversified, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions as may be adopted by the Board.

(c) In furtherance of its business, the Board shall have the authority to take the following actions, and to delegate such portion or all of such authority to such officers of the Portfolio Company as the Board may elect:

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     (i) To acquire or buy, and invest the Portfolio Company's property in, own, hold for investment or otherwise, and to sell or otherwise dispose of, all types and kinds of securities and investments of any kind including, but not limited to, stocks, profit-sharing interests or participations and all other contracts for or evidences of equity interests, bonds, debentures, warrants and rights to purchase securities, and interests in loans, certificates of beneficial interest, bills, notes and all other contracts for or evidences of indebtedness, money market instruments including bank certificates of deposit, finance paper, commercial paper, bankers' acceptances and other obligations, and all other negotiable and non-negotiable securities and instruments, however named or described, issued by corporations, trusts, associations or any other Persons, domestic or foreign, or issued or guaranteed by the United States of America or any agency or instrumentality thereof, by the government of any foreign country, by any State, territory or possession of the United States, by any political subdivision or agency or instrumentality of any state or foreign country, or by any other government or other governmental or quasi-governmental agency or instrumentality, domestic or foreign; to acquire and dispose of interests in domestic or foreign loans made by banks and other financial institutions; to deposit any assets of the Portfolio Company in any bank, trust company or banking institution or retain any such assets in domestic or foreign cash or currency; to purchase and sell gold and silver bullion, precious or strategic metals, and coins and currency of all countries; to engage in "when issued" and delayed delivery transactions; to enter into repurchase agreements, reverse repurchase agreements and firm commitment agreements; to employ all types and kinds of hedging techniques and investment management strategies; and to change the investments of the Portfolio Company.

     (ii) To acquire (by purchase, subscription or otherwise), to hold, to trade in and deal in, to acquire any rights or options to purchase or sell, to sell or otherwise dispose of, to lend and to pledge any Portfolio Company property or any of the foregoing securities, instruments or investments; to purchase and sell options on securities, currency, precious metals and other commodities, indices, futures contracts and other financial instruments and assets and enter into closing and other transactions in connection therewith; to enter into all types of commodities contracts, including without limitation the purchase and sale of futures contracts on securities, currency, precious metals and other commodities, indices and other financial instruments and assets; to enter into forward foreign currency exchange contracts and other foreign exchange and currency transactions of all types and kinds; to enter into interest rate, currency and other swap transactions; and to engage in all types and kinds of hedging and risk management transactions.

     (iii) To exercise all rights, powers and privileges of ownership or interest in all securities and other assets included in the Portfolio Company property, including without limitation the right to vote thereon and otherwise act with respect thereto; and to do all acts and things for the preservation, protection, improvement and enhancement in value of all such securities and assets.

     (iv) To acquire (by purchase, lease or otherwise) and to hold, use, maintain, lease, develop and dispose of (by sale or otherwise) any type or kind of property, real or personal, including domestic or foreign currency, and any right or interest therein.

     (v) To borrow money and in this connection issue notes, commercial paper or other evidence of indebtedness; to secure borrowings by mortgaging, pledging or otherwise subjecting as security all or any part of the Portfolio Company property; to endorse, guarantee, or undertake the performance of any obligation or engagement of any other

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     Person; to lend all or any part of the Portfolio Company's property to other Persons; and to issue general unsecured or other obligations of the Portfolio Company, and enter into indentures or agreements relating thereto.

     (vi) To aid, support or assist by further investment or other action any Person, any obligation of or interest which is included in the Portfolio Company's property or in the affairs of which the Portfolio Company has any direct or indirect interest; to do all acts and things designed to protect, preserve, improve or enhance the value of such obligation or interest; and to guarantee or become surety on any or all of the contracts, securities and other obligations of any such Person.

     (vii) To join other security holders in acting through a committee, depositary, voting trustee or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or trustee, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Board shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or trustee as the Board shall deem proper.

     (viii) To carry on any other business in connection with or incidental to any of the foregoing powers referred to in this Agreement, to do everything necessary, appropriate or desirable for the accomplishment of any purpose or the attainment of any object or the furtherance of any power referred to in this Agreement, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or arising out of or connected with such business or purposes, objects or powers.


2.6 BOARD OF MANAGERS

(a) Prior to the Closing Date, the initial Member or Members may designate such persons who shall agree to be bound by all of the terms of this Agreement to serve as Managers on the Board of Managers. By signing this Agreement or signing an investor application or certification in connection with the purchase of an Interest, a Member admitted on the Closing Date shall be deemed to have voted for the election of each of the Managers so designated. After the Closing Date, the Board may, subject to the provisions of paragraphs (a) and (b) of this
Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section 3.3 hereof with respect to the election of Managers to the Board by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Manager. The names and mailing addresses of the Managers shall be set forth in the books and records of the Portfolio Company. The number of Managers shall be fixed from time to time by the Board.

(b) Each Manager shall serve on the Board for the duration of the term of the Portfolio Company, unless his or her status as a Manager shall be sooner terminated pursuant to Section 4.1 or Section 4.2 hereof. In the event of any vacancy in the position of Manager, the remaining Managers may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds (2/3) of the Managers then serving would have been elected by the Members. The Board may call a meeting of Members to fill any vacancy in the position of Manager, and shall do so within 60 days after any date

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on which Managers who were elected by the Members cease to constitute a majority of the Managers then serving on the Board.

(c) In the event that no Manager remains to continue the business of the Portfolio Company, Glenwood shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Portfolio Company and, if the business shall be continued, of electing the required number of Managers to the Board. If the Members shall determine at such meeting not to continue the business of the Portfolio Company or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Portfolio Company shall be dissolved pursuant to Section 6.1 hereof and the assets of the Portfolio Company shall be liquidated and distributed pursuant to Section 6.2 hereof.

2.7 MEMBERS

The Portfolio Company may offer Interests for purchase by investors in such manner and at such times as may be determined by the Board. All subscriptions for Interests are subject to the receipt by the Portfolio Company or its custodian of cleared funds on or before the acceptance date for such subscriptions in the full amount of the subscription. Subject to the foregoing, a person may be admitted to the Portfolio Company as a Member subject to the condition that such person shall execute an appropriate signature page of this Agreement or an investor application or certification form pursuant to which such Member agrees to be bound by all the terms and provisions of this Agreement. The Board may in its sole discretion reject any subscription for an Interest. The Board may, in its sole discretion, suspend the offering of the Interests at any time. The admission of any person as a Member shall be effective upon the revision of the books and records of the Portfolio Company to reflect the name and the contribution to the capital of the Portfolio Company of such additional Member.

2.8 INITIAL CONTRIBUTION

The initial contribution of capital to the Portfolio Company by Lexington Associates I L.P. shall be represented by an Interest in the Portfolio Company, which Interest shall have the same rights as other Interests held by Members.

2.9 BOTH MANAGERS AND MEMBERS

A Member may also be a Manager, in which event such Member's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions of this Agreement or as provided in the Delaware Act.

2.10 LIMITED LIABILITY

Except as provided under the Delaware Act or the 1940 Act, a Member shall not be liable for the Portfolio Company's debts, obligations, and liabilities in any amount in excess of the capital account balance of such Member, plus such Member's share of undistributed

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profits and assets. Except as provided under the Delaware Act or the 1940 Act, a
Manager shall not be liable for the Portfolio Company's debts, obligations, and liabilities.


                             ARTICLE III: MANAGEMENT

3.1 MANAGEMENT AND CONTROL

(a) Management and control of the business of the Portfolio Company shall be vested in the Board, which shall have the right, power, and authority, on behalf of the Portfolio Company and in its name, to exercise all rights, powers, and authority of Managers under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Portfolio Company and their duties hereunder. No Manager shall have the authority individually to act on behalf of or to bind the Portfolio Company except within the scope of such Manager's authority as delegated by the Board. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers, authority, and responsibilities on behalf of the Portfolio Company as are customarily vested in each director of a Delaware corporation and (ii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Portfolio Company as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an "interested person" of such company, as such term is defined by the 1940 Act. During any period in which the Portfolio Company shall have no Managers, Lexington Associates I L.P., as the initial Member, shall have the authority to manage the business and affairs of the Portfolio Company.

(b) Members, in their capacity as members, shall have no right to participate in and shall take no part in the management or control of the Portfolio Company's business and shall have no right, power or authority to act for or bind the Portfolio Company. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

(c) The Board may delegate to any other person any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law, and may appoint persons to serve as officers of the Portfolio Company, with such titles and authority as may be determined by the Board consistent with applicable law.

(d) The Board shall have full power and authority to adopt By-Laws providing for the conduct of the business of the Portfolio Company and containing such other provisions as they deem necessary, appropriate or desirable, and, subject to the voting powers of one or more Classes, to amend and repeal such By-Laws. Unless the By-Laws specifically require that Members authorize or approve the amendment or repeal of a particular provision of the By-Laws, any provision of the By-Laws may be amended or repealed by the Board without Member authorization or approval.

(e) The Board shall have the full power and authority, without Member approval, to authorize one or more Classes of Interests; Interests of each such Class having such

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preferences, voting powers and special or relative rights or privileges
(including conversion rights, if any) as the Board may determine and as shall be set forth in a resolution adopted in accordance with the By-Laws.


3.2 ACTIONS BY THE BOARD OF MANAGERS

(a) Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Managers (including the vote of a majority of the Independent Managers if required by the 1940 Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person or, if in-person attendance is not required by the 1940 Act, by telephone) or (ii) by unanimous written consent of all of the Managers without a meeting, if permissible under the 1940 Act.

(b) The Board may designate from time to time a Principal Manager who shall preside at all meetings of the Board. Meetings of the Board may be called by the Principal Manager or by any two Managers, and may be held on such date and at such time and place as the Board shall determine. Each Manager shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Except as otherwise required by the 1940 Act, notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Managers may attend and participate in any meeting by telephone except where in-person attendance at a meeting is required by the 1940 Act. A majority of the Managers shall constitute a quorum at any meeting.

3.3 MEETINGS OF MEMBERS

(a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board or by Members holding 25% or more of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time, and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Managers and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes

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eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b) Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member's proportional Interest ownership as of the record date for such meeting. The Board shall establish a record date not less than 10 days nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes that each Member will be entitled to cast at the meeting, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(c) A Member may vote at any meeting of Members by a proxy, provided that such proxy to act is authorized to act by (i) a written instrument properly executed by the Member and filed with the Portfolio Company before or at the time of the meeting or (ii) such electronic, telephonic, computerized or other alternative means as may be approved by a resolution adopted by the Board. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Portfolio Company at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.4 CUSTODY OF THE PORTFOLIO COMPANY'S ASSETS

The physical possession of all funds, Securities, or other properties of the Portfolio Company shall at all times, be held, controlled and administered by one or more custodians retained by the Portfolio Company in accordance with the requirements of the 1940 Act and the rules thereunder.

3.5 OTHER ACTIVITIES OF MEMBERS AND MANAGERS

(a) The Managers shall not be required to devote all of their time to the affairs of the Portfolio Company, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

(b) Any Member or Manager, and any Affiliate of any Member or Manager, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors, or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member or Manager shall have any rights in or to such activities of any other Member or Manager, or any profits derived therefrom.

3.6 DUTY OF CARE

(a) No Manager shall be liable to the Portfolio Company or to any of its Members for any loss or damage occasioned by any act or omission in the performance of its services pursuant to any agreement, including this Agreement, between a Manager and the Portfolio Company for the provision of services to the Portfolio Company unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of the Manager constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the performance of its services to the Portfolio Company.

(b) Members not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for an Interest shall be liable to the Portfolio Company, any Member, or third parties only as provided under the Delaware Act.

3.7 INDEMNIFICATION

(a) To the fullest extent permitted by law, the Portfolio Company shall, subject to Section 3.7(b) hereof, indemnify each Manager (including for this purpose his or her respective executors, heirs, assigns, successors, or other legal representatives), against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager of the Portfolio Company or the past or present performance of services to the Portfolio Company by such indemnitee, except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section
3.7 shall not be construed so as to provide for indemnification of a Manager for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Portfolio Company in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Portfolio Company amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Portfolio Company shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill such undertaking, or (iii) a majority of the Managers (excluding any Manager who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation, or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Portfolio Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Portfolio Company by a majority of the Managers (excluding any Manager who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Portfolio Company and that such indemnitee is not liable to the Portfolio Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Board secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Portfolio Company or its Members to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

(d) Any indemnification or advancement of expenses made pursuant to this Section
3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Portfolio Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In (i) any suit brought by a Manager (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and (ii) in any suit in the name of the Portfolio Company to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Portfolio Company shall be entitled to recover such expenses upon a final adjudication that, the Manager or other person claiming a right to indemnification under this Section
3.7 has not met the applicable standard of conduct set forth in this Section
3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the Manager or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this
Section 3.7 shall be on the Portfolio Company (or any Member acting derivatively or otherwise on behalf of the Portfolio Company or its Members).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which such indemnitee may otherwise be entitled except out of the assets of the Portfolio Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Portfolio Company to purchase and maintain liability insurance on behalf of any Manager or other person.

3.8 FEES, EXPENSES AND REIMBURSEMENT

(a) The Board may cause the Portfolio Company to compensate each Manager who is not an "interested person" of the Portfolio Company (as defined in the 1940
Act), and such Manager shall be reimbursed by the Portfolio Company for reasonable travel and out-of-pocket expenses incurred by him in performing his duties under this Agreement.

(b) The Portfolio Company shall bear all costs and expenses incurred in its business and operations. Costs and expenses to be borne by the Portfolio Company include, but are not limited to, the following:

(1) all costs and expenses directly related to investment transactions and positions for the Portfolio Company's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends, and indirect expenses from investments in Investment Funds;

(2) all costs and expenses associated with the operation and registration of the Portfolio Company, offering costs and the costs of compliance with applicable Federal and state laws;

(3) all costs and expenses associated with the organization and operation of separate investment funds managed by Investment Managers retained by the Portfolio Company;

(4) the costs and expenses of holding meetings of the Board and any meetings of Members, including costs associated with the preparation and dissemination of proxy materials;

(6) the fees and disbursements of the Portfolio Company's counsel, legal counsel to the Independent Managers, independent accountants for the Portfolio Company, and other consultants and professionals engaged on behalf of the Portfolio Company;

(7) the fees payable to custodians and other persons providing administrative services to the Portfolio Company;

(8) the costs of a fidelity bond and any liability insurance obtained on behalf of the Portfolio Company or the Board;

(9) all costs and expenses of preparing, setting in type, printing, and distributing reports and other communications to Members; and

(10) such other types of expenses as may be approved from time to time by the Board.

(c) Subject to procuring any required regulatory approvals, from time to time the Portfolio Company may, alone or in conjunction with other registered or unregistered investment funds or other accounts for which Glenwood, or any Affiliate of Glenwood, acts as general partner or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board shall determine.


           ARTICLE IV: TERMINATION OF STATUS OF ADVISER AND MANAGERS,
                            TRANSFERS AND REPURCHASES

4.1 TERMINATION OF STATUS OF A MANAGER

The status of a Manager shall terminate if the Manager (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Manager (upon not less than 90 days' prior written notice to the other Managers); (iv) shall be removed; (v) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Manager; or (viii) shall otherwise cease to be a Manager of the Portfolio Company under the Delaware Act. Managers shall be required to retire as of December 31 of the year in which they reach 75 years of age.

4.2 REMOVAL OF THE MANAGERS

Any Manager may be removed either by (a) the vote or written consent of at least two-thirds (2/3) of the Managers not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.

4.3 TRANSFER OF INTERESTS OF MEMBERS

(a) An Interest of a Member (or portion thereof) may be Transferred only (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, dissolution, or incompetency of such Member or (ii) with the written consent of the Board (which may be withheld in its sole discretion); provided, however, that the Board may not consent to any Transfer other than a Transfer (i) in which the tax basis of the Interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferor (e.g., certain Transfers to affiliates, gifts, and contributions to family partnerships), (ii) to members of the Member's immediate family (brothers, sisters, spouse, parents, and children), (iii) as a distribution from a qualified retirement plan or an individual retirement account, or (iv) a Transfer to which the Board may consent pursuant to the following sentence. The Board may consent to other pledges, transfers, or assignments under such other circumstances and conditions as it, in its sole discretion, deems appropriate; provided, however, that prior to any such pledge, transfer, or assignment, the Board shall consult with counsel to the Portfolio Company to ensure that such pledge, transfer, or assignment will not cause the Portfolio Company to be treated as a "publicly traded partnership" taxable as a corporation. In no event, however, will any transferee or assignee be admitted as a Member without the consent of the Board which may be withheld in its sole discretion. Any pledge, transfer, or assignment not made in accordance with this Section 4.3 shall be void.

(b) The Board may not consent to a Transfer of an Interest of a Member (or portion thereof) unless: (i) the person to whom the Interest is Transferred (or each of the person's beneficial owners if such a person is a "private investment company" as defined in paragraph (d)(3) of Rule 205-3 under the Advisers Act) is a person whom the Board believes is a "Qualified Investor" as described in Form N-2; and (ii) the entire Interest of the Member is Transferred to a single transferee or, after the Transfer of less than all the Member's Interest, the balance of the Capital Account of each of the transferee and transferor is not less than $10,000. Any transferee that acquires an Interest by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution, or incompetency of a Member or otherwise, shall be entitled to the allocations and distributions allocable to the Interest so acquired and to Transfer such Interest in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member. If a Member transfers an Interest (or portion thereof) with the approval of the Board, the Board shall promptly take all necessary actions so that the transferee to whom such Interest is transferred is admitted to the Portfolio Company as a Member. Each Member effecting a Transfer and its transferee agree to pay all expenses, including attorneys' and accountants' fees, incurred by the Portfolio Company in connection with such Transfer.

(c) Each Member shall indemnify and hold harmless the Portfolio Company, the Managers, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs, and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs, and expenses or any judgments, fines, and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.3 and (ii) any misrepresentation by such Member in connection with any such Transfer.

4.4 REPURCHASE OF INTERESTS

(a) Except as otherwise provided in this Agreement, no Member or other person holding an Interest shall have the right to withdraw or tender to the Portfolio Company for repurchase of that Interest. The Board from time to time, in its sole discretion and on such terms and conditions as it may determine, may cause the Portfolio Company to repurchase Interests (or portions thereof) pursuant to written tenders. However, the Portfolio Company shall not offer to repurchase Interests on more than four occasions during any one Fiscal Year unless it has received an opinion of counsel to the effect that such more frequent offers would not cause any adverse tax consequences to the Portfolio Company or the Members. In determining whether to cause the Portfolio Company to repurchase Interests pursuant to written tenders, the Board shall consider the following factors, among others:

(1) whether any Members have requested to tender an Interest (or portion thereof) to the Portfolio Company;

(2) the liquidity of the Portfolio Company's assets;

(3) the investment plans and working capital requirements of the Portfolio Company;

(4) the relative economies of scale with respect to the size of the Portfolio Company;

(5) the history of the Portfolio Company in repurchasing Interests;

(6) the economic condition of the securities markets; and

(7) the anticipated tax consequences of any proposed repurchases of Interests.

The Board shall cause the Portfolio Company to repurchase Interests pursuant to written tenders only on terms determined by the Board to be fair to the Portfolio Company and to all Members (including persons holding Interests acquired from Members), as applicable.

(b) A Member who tenders for repurchase only a portion of the Member's Interest will be required to maintain a capital account balance at least equal to $10,000. If a Member tenders an amount that would cause the Member's capital account balance to fall below the required minimum, the Portfolio Company reserves the right to reduce the amount to be purchased from the Member so that the required minimum balance is maintained.

(c) The Board may cause the Portfolio Company to repurchase an Interest of a Member or any person acquiring an Interest from or through a Member in the event that the Board determines or has reason to believe that:

(1) such Interest has been transferred in violation of Section 4.3 hereof, or such Interest has vested in any person by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution, or incompetency of a Member;

(2) ownership of such Interest by a Member or other person will cause the Portfolio Company to be in violation of, or subject the Portfolio Company to additional registration or regulation under, the securities laws of the United States or any other relevant jurisdiction;

(3) continued ownership of such Interest may be harmful or injurious to the business or reputation of the Portfolio Company, the Managers, or Glenwood, or may subject the Portfolio Company or any of the Members to an undue risk of adverse tax or other fiscal consequences;

(4) such Member's continued participation in the Portfolio Company may cause the Portfolio Company to be classified as a "publicly traded partnership" within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder;

(5) any of the representations and warranties made by a Member in connection with the acquisition of an Interest was not true when made or has ceased to be true; or

(6) it would be in the best interests of the Portfolio Company, as determined by the Board in its sole discretion, for the Portfolio Company to repurchase such Interest.

(d) Provided that the Board shall have made a determination to repurchase Interests, Interests will be valued for purposes of determining their repurchase price as of the end of each fiscal quarter (a "Valuation Date"). Interests to be repurchased pursuant to subsection 4.4(c) shall be tendered by the affected Members, and payment for such Interests shall be made by the Portfolio Company, at such times as the Portfolio Company shall set forth in its notice to the affected Members. Interests being tendered by Members pursuant to subsection 4.4(a) shall be tendered by Members in writing at least thirty (30) days prior to the applicable Valuation Date. The Portfolio Company shall pay the repurchase price for tendered Interests approximately, but no earlier than, thirty (30) days after the applicable Valuation Date. The voting rights of Members as provided in this Agreement with respect to their tendered Interests shall continue until such time that the repurchase price is tendered under this subsection 4.4(d). The Portfolio Company shall pay the repurchase price for tendered Interests approximately, but no earlier than, thirty (30) days after the applicable Valuation Date. The voting rights of Members as provided in this Agreement with respect to the tendered Interests shall continue until such time as the Initial Payment (as defined below) of the repurchase price is paid under this subsection 4.4(d). Payment of the repurchase price for Interests shall consist of cash in an amount equal to such percentage (generally expected to be 95%), as may be determined by the Board, of the estimated unaudited net asset value of the Interests repurchased by the Portfolio Company determined as of the Valuation Date relating to such Interests (the "Initial Payment"). The Portfolio Company shall establish an escrow to hold funds reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the estimated unaudited net asset value, the balance of such estimated net asset value. The Portfolio Company shall pay the balance, if any, of the purchase price based on the audited financial statements of the Portfolio Company for the Fiscal Year in which such repurchase was effective. Notwithstanding anything in the foregoing to the contrary, the Board, in its discretion, may pay any portion of the repurchase price in marketable

Securities (or any combination of marketable Securities and cash) having a value, determined as of the Valuation Date relating to such Interests, equal to the amount to be repurchased.

(e) A Member may at any time submit to the Portfolio Company a written request that the Portfolio Company repurchase all of the Interests of such Member, as contemplated by Section 6.1(3) hereof. Any such request shall be sent to the Portfolio Company by registered or certified mail, return receipt requested, and shall be deemed valid only upon the Member's receipt of the Portfolio Company's written acknowledgement of the Member's request, which acknowledgement shall be provided by the Portfolio Company promptly upon its receipt of the Member's request.

                               ARTICLE V: CAPITAL

5.1 CONTRIBUTIONS TO CAPITAL

(a) The minimum initial contribution of each Member to the capital of the Portfolio Company shall be such amount as the Board, in its discretion, may determine from time to time. The amount of the initial contribution of each Member shall be recorded on the books and records of the Portfolio Company upon acceptance as a contribution to the capital of the Portfolio Company. The Managers shall not be entitled to make contributions of capital to the Portfolio Company as Managers of the Portfolio Company, but may make contributions to the capital of the Portfolio Company as Members.

(b) Members may make additional contributions to the capital of the Portfolio Company effective as of such times as the Board, in its discretion, may permit, subject to Section 2.7 hereof, but no Member shall be obligated to make any additional contribution to the capital of the Portfolio Company. The minimum initial capital contribution of a Member to the capital of the Portfolio Company shall be such amount as the Board, in its sole discretion, may determine from time to time.

(c) Initial and any additional contributions to the capital of the Portfolio Company by any Member shall be payable in cash, payable in readily available funds at the date of the proposed acceptance of the contribution, or with the prior written consent of the Board, in kind. In the case of capital contributions in kind, the contributing Member's Capital Account shall be credited with the value of the in kind contribution as reasonably determined by the Board in its sole discretion.

5.2 RIGHTS OF MEMBERS TO CAPITAL

No Member shall be entitled to interest on any contribution to the capital of the Portfolio Company, nor shall any Member be entitled to the return of any capital of the Portfolio Company except (i) upon the repurchase by the Portfolio Company of a part or all of such Member's Interest pursuant to Section 4.4 hereof, (ii) pursuant to the provisions of Section 5.7 hereof or (iii) upon the liquidation of the Portfolio Company's assets pursuant to Section 6.2 hereof. No Member shall be liable for the return of any such amounts. No Member shall have the right to require partition of the Portfolio Company's property or to compel any sale or appraisal of the Portfolio Company's assets.

5.3 CAPITAL ACCOUNTS

(a) The Portfolio Company shall maintain a separate Capital Account for each Member.

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
(b) Each Member's Capital Account shall have an initial balance equal to the amount of cash and assets constituting such Member's initial contribution to the capital of the Portfolio Company.

(c) Each Member's Capital Account shall be increased by the sum of (i) the amount of cash and assets constituting additional contributions by such Member to the capital of the Portfolio Company permitted pursuant to Section 5.1 hereof, plus (ii) all amounts credited to such Member's Capital Account pursuant to Sections 5.4 and 5.5 hereof.

(d) Each Member's Capital Account shall be reduced by the sum of (i) the amount of any repurchase of the Interest of such Member or distributions to such Member pursuant to Sections 4.4, 5.7 or 6.2 hereof which are not reinvested (net of any liabilities secured by any asset distributed that such Member is deemed to assume or take subject to under Section 752 of the Code), plus (ii) any amounts debited against such Capital Account pursuant to Sections 5.4 and 5.5 hereof.

5.4 ALLOCATION OF NET PROFIT AND NET LOSS; ALLOCATION OF OFFERING COSTS

As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period, and any offering costs required by applicable accounting principles to be charged to capital that are paid or accrued during the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Interest ownership for such Fiscal Period.

5.5 RESERVES

Appropriate reserves may be created, accrued, and charged against Net Assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Board, such reserves to be in the amounts that the Board, in its sole discretion, deems necessary or appropriate. The Board may increase or reduce any such reserves from time to time by such amounts as the Board, in its sole discretion, deems necessary or appropriate.

5.6 TAX ALLOCATIONS

For each fiscal year, items of income, deduction, gain, loss, or credit shall be allocated for income tax purposes among the Members in such manner as to reflect equitably amounts credited or debited to each Member's Capital Account for the current and prior fiscal years (or relevant portions thereof). Allocations under this Section 5.6 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the "qualified income offset" requirement of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

5.7 DISTRIBUTIONS

The Board, in its sole discretion, may authorize the Portfolio Company to make distributions in cash or in kind at any time to any one or more of the Members.

5.8 WITHHOLDING

(a) The Board may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Member to the extent required by the Code or any other applicable law.

(b) For purposes of this Agreement, any taxes so withheld by the Portfolio Company with respect to any amount distributed by the Portfolio Company to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member's Interest shall pay to the Portfolio Company as a contribution to the capital of the Portfolio Company, upon demand of the Board, the amount of such excess.

(c) The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Portfolio Company and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

                     ARTICLE VI: DISSOLUTION AND LIQUIDATION

6.1 DISSOLUTION

The Portfolio Company shall be dissolved:

(1) upon the affirmative vote to dissolve the Portfolio Company by the Board;

(2) upon the failure of Members to elect a successor Manager at a meeting called by Glenwood in accordance with Section 2.6(c) hereof when no Manager remains to continue the business of the Portfolio Company;

(3) upon the expiration of any two year period that commences on the date on which any Member has submitted, in accordance with the procedure specified in
Section 4.4(e) hereof, a written notice to the Portfolio Company requesting the repurchase of all of such

Member's Interest by the Portfolio Company, if such Interest has not been repurchased by the Portfolio Company; or

(4) as required by operation of law.

Dissolution of the Portfolio Company shall be effective on the later of the day on which the event giving rise to the dissolution shall occur or the conclusion of any applicable 60-day period during which the Board and Members may elect to continue the business of the Portfolio Company as provided above, but the Portfolio Company shall not terminate until the assets of the Portfolio Company have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

6.2 LIQUIDATION OF ASSETS

(a) Upon the dissolution of the Portfolio Company as provided in Section 6.1 hereof, the Board shall promptly appoint Glenwood as the liquidator and Glenwood shall liquidate the business and administrative affairs of the Portfolio Company, except that if the Board does not appoint Glenwood as the liquidator or Glenwood is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall promptly liquidate the business and administrative affairs of the Portfolio Company. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Section 5.4 hereof. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board or liquidator shall deem appropriate in its sole discretion as applicable) shall be distributed in the following manner:

(1) the debts of the Portfolio Company, other than debts, liabilities or obligations to Members, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Portfolio Company's assets to the Members has been completed, shall first be paid on a pro rata basis;

(2) such debts, liabilities, or obligations as are owing to the Members shall next be paid in their order of seniority and on a pro rata basis; and

(3) the Members shall next be paid on a pro rata basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members' Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(3).

(b) Anything in this Section 6.2 to the contrary notwithstanding, upon dissolution of the Portfolio Company, the Board or other liquidator may distribute ratably in kind any assets of the Portfolio Company; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.

           ARTICLE VII: ACCOUNTING, VALUATIONS, AND BOOKS AND RECORDS

7.1 ACCOUNTING AND REPORTS

(a) The Portfolio Company shall adopt for tax accounting purposes any accounting method that the Board shall decide in its sole discretion is in the best interests of the Portfolio Company. The Portfolio Company's accounts shall be maintained in U.S. currency.

(b) After the end of each taxable year, the Portfolio Company shall furnish to each Member such information regarding the operation of the Portfolio Company and such Member's Interest as is necessary for Members to complete federal, state, and local income tax or information returns and any other tax information required by federal, state, or local law.

(c) Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation, or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Portfolio Company shall furnish to each Member a semi-annual report and an annual report containing the information required by such Act. The Portfolio Company shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Portfolio Company may furnish to each Member such other periodic reports as it deems necessary or appropriate in its discretion.

7.2 DETERMINATIONS BY THE BOARD OF MANAGERS

(a) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations and allocations shall be final and binding on all the Members.

(b) The Board may make such adjustments to the computation of Net Profit or Net Loss or any components comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Portfolio Company and the intended allocation thereof among the Members.

7.3 VALUATION OF ASSETS

(a) Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Portfolio Company as of the close of business on the last day of each Fiscal Period in accordance with such valuation procedures as shall be established from time to time by the Board and which conform to the requirements of the 1940 Act. In determining the value of the assets of the Portfolio Company, no value shall be placed on the goodwill or name of the Portfolio Company, or the office records, files, statistical data, or any similar intangible assets of the Portfolio Company not normally reflected in the Portfolio Company's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b) The Portfolio Company will value interests in Investment Funds at their "fair value," as determined in good faith by the Board, which value ordinarily will be the value of an interest in an Investment Fund determined by the Investment Manager of the Investment Fund in accordance with the policies established by the Investment Fund, absent information indicating that such value does not represent the fair value of the interest.

(c) The value of Securities and other assets of the Portfolio Company and the net worth of the Portfolio Company as a whole determined pursuant to this
Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

                     ARTICLE VIII: MISCELLANEOUS PROVISIONS

8.1 AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT

(a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with: (i) the approval of the Board (including the vote of a majority of the Independent Managers, if required by the 1940 Act) and
(ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

(b) Any amendment that would:

(1) increase the obligation of a Member to make any contribution to the capital of the Portfolio Company; or

(2) reduce the Capital Account of a Member;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender all of its Interest for repurchase by the Portfolio Company.

(c) The power of the Board to amend this Agreement at any time without the consent of the other Members as set forth in paragraph (a) of this Section 8.1 shall specifically include the power to:

(1) restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

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
(2) amend this Agreement (other than with respect to the matters set forth in Section 8.1(a) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof; and

(3) amend this Agreement to make such changes as may be necessary or advisable to ensure that the Portfolio Company will not be treated as an association or a publicly traded partnership taxable as a corporation as defined in Section 7704(b) of the Code.

(d) The Board shall cause written notice to be given of any amendment to this Agreement (other than any amendment of the type contemplated by clause (1) of Section 8.1(c) hereof) to each Member, which notice shall set forth (i) the text of the amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

8.2 SPECIAL POWER OF ATTORNEY

(a) Each Member hereby irrevocably makes, constitutes and appoints each Manager, acting severally, and any liquidator of the Portfolio Company's assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file, and/or publish:

(1) any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(2) any amendment to the Certificate required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Portfolio Company; and

(3) all such other instruments, documents, and certificates that, in the opinion of legal counsel to the Portfolio Company, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Portfolio Company shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Portfolio Company as a limited liability company under the Delaware Act.

(b) Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Portfolio Company without such Member's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Portfolio Company is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted.

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
Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Portfolio Company.

(c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each of the Managers and as such:

(1) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Portfolio Company or Board shall have had notice thereof; and

(2) shall survive the delivery of a Transfer by a Member of such Member's Interest, except that where the transferee thereof has been approved by the Board for admission to the Portfolio Company as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board to execute, acknowledge, and file any instrument necessary to effect such substitution.

8.3 NOTICES

Except as otherwise set forth in this Agreement, notices that may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, or if to the Portfolio Company or the Board, by hand delivery, registered, or certified mail return receipt requested, commercial courier service, telex, or telecopier, and shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Portfolio Company. Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex, or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

8.4 AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees, or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

8.5 APPLICABILITY OF 1940 ACT AND FORM N-2

The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Form N-2 that affect numerous aspects of the conduct of the Portfolio Company's business and of the rights, privileges, and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

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

8.6 CHOICE OF LAW

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act without regard to the conflict of law principles of such State.

8.7 NOT FOR BENEFIT OF CREDITORS

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Managers, and the Portfolio Company. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

8.8 CONSENTS

Any and all consents, agreements, or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Portfolio Company.

8.9 MERGER AND CONSOLIDATION

(a) The Portfolio Company may merge or consolidate with or into one or more limited liability companies or other business entities pursuant to an agreement of merger or consolidation that has been approved by the Board in the manner contemplated by Section 18-209(b) of the Delaware Act or may sell, lease or exchange all or substantially all of the Portfolio Company property, including its goodwill, upon such terms and conditions and for such consideration when and as authorized by the Board.

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved by the Board in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(f) of the Delaware Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Portfolio Company if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

8.10 PRONOUNS

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or persons, firm, or corporation may require in the context thereof.

8.11 CONFIDENTIALITY

(a) A Member may obtain from the Portfolio Company such information regarding the affairs of the Portfolio Company as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board.

(b) Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish, or make accessible to any other person the name and/or address (whether business, residence, or mailing) of any Member (collectively, "Confidential Information") without the prior written consent of the Board, which consent may be withheld in its sole discretion.

(c) Each Member recognizes that in the event that this Section 8.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees, or agents or any of its Affiliates, including any of such Affiliates' principals, partners, members, directors, officers, employees, or agents, irreparable injury may result to the non-breaching Members and the Portfolio Company. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Portfolio Company may be entitled, such Members shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Member or the Portfolio Company determines that any of the other Members or any of its principals, partners, members, directors, officers, employees, or agents or any of its Affiliates, including any of such Affiliates' principals, partners, members, directors, officers, employees, or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

8.12 CERTIFICATION OF NON-FOREIGN STATUS

Each Member or transferee of an Interest from a Member shall certify, upon admission to the Portfolio Company and at such other times thereafter as the Board may request, whether such Member is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Portfolio Company, and shall notify the Portfolio Company within 60 days of any change in such Member's status.

8.13 SEVERABILITY

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.14 FILING OF RETURNS

The Board or its designated agent shall prepare and file, or cause the accountants of the Portfolio Company to prepare and file, a Federal information tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each tax year of the Portfolio Company.

8.15 TAX MATTERS PARTNER

(a) A Manager who is a Member shall be designated on the Portfolio Company's annual Federal income tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Portfolio Company for purposes of Section 6231(a)(7) of the Code. Frank C. Meyer shall be the initial Tax Matters Partner of the Portfolio Company. In the event that no Manager is a Member, a Member shall be so designated. Should any Member be designated as the Tax Matters Partner for the Portfolio Company pursuant to Section 6231(a)(7) of the Code, it shall, and each Member hereby does, to the fullest extent permitted by law, delegate to a Manager selected by the Board all of its rights, powers, and authority to act as such Tax Matters Partner and hereby constitutes and appoints such Manager as its true and lawful attorney-in-fact, with power to act in its name and on its behalf, including the power to act through such agents or attorneys as it shall elect or appoint, to receive notices, to make, execute and deliver, swear to, acknowledge, and file any and all reports, responses, and notices, and to do any and all things required or advisable, in the Manager's judgment, to be done by such a Tax Matters Partner. Any Member designated as the Tax Matters Partner for the Portfolio Company under Section 6231(a)(7) of the Code shall be indemnified and held harmless by the Portfolio Company from any and all liabilities and obligations that arise from or by reason of such designation.

(b) Each person (for purposes of this Section 8.15, called a "Pass-Thru Member") that holds or controls an interest as a Member on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Member is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Portfolio Company holding such interests through such Pass-Thru Member. In the event the Portfolio Company shall be the subject of an income tax audit by any Federal, state, or local authority, to the extent the Portfolio Company is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Portfolio Company and each Member thereof. All expenses incurred in connection with any such audit, investigation, settlement, or review shall be borne by the Portfolio Company.

8.16 SECTION 754 ELECTION

In the event of a distribution of the Portfolio Company's property to a Member or an assignment or other transfer (including by reason of death) of an Interest of a Member in the Portfolio Company, at the request of a Member, the Board, in its discretion, may cause the Portfolio Company to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Portfolio Company's property as provided by Sections 734 and 743 of the Code.

8.17 USE OF NAMES "MAN," "GLENWOOD," "MAN-GLENWOOD" AND "LEXINGTON"

Man Investments Inc. ("Man") and Glenwood each hereby grants to the Portfolio Company a royalty-free, non-exclusive license to use the names "Man," "Glenwood," "Man-Glenwood" and "Lexington" respectively, in the name of the Portfolio Company. Such license may, at such time as neither Glenwood nor an Affiliate of Glenwood shall serve as an investment adviser to the Portfolio Company or upon termination of this Agreement, be terminated by Man and Glenwood, respectively, in which event the Portfolio Company shall promptly take whatever action may be necessary to change its name and discontinue any further use of the name "Man," "Glenwood," "Man-Glenwood" and "Lexington" as the case may be, in the name of the Portfolio Company or otherwise. The names "Man," "Glenwood," "Man-Glenwood" and "Lexington" may be used or licensed by Man or Glenwood, respectively, in connection with any of its activities, or licensed by Man or Glenwood, respectively, to any other party.

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
EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 8.11.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                   MANAGERS:



                                   ------------------------------------
                                   Frank C. Meyer



                                   ------------------------------------
                                   John Kelly


                                   INITIAL MEMBER:

                                   LEXINGTON ASSOCIATES I L.P.
                                   By: Glenwood Capital Investments, L.L.C.
                                       its general partner



                                   By:
                                       --------------------------------
                                       Name:
                                       Title:



MEMBERS:

Each person who shall sign an investor application or certification and who shall be accepted by the Board to the Portfolio Company as a Member.

                                       31